Exhibit (a)(1)

             OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT

                                AIRBORNE, INC.

                   OFFER TO PURCHASE ANY AND ALL OUTSTANDING
          5.75% CONVERTIBLE SENIOR NOTES DUE 2007 OF AIRBORNE, INC.
                       AND THE SOLICITATION OF CONSENTS

     Airborne , Inc. ("Airborne") is hereby offering (the "Offer") to holders (each a "Holder") of its outstanding 5.75% Convertible Senior Notes due 2007 (the "Notes") to purchase any and all outstanding Notes for, at the Holder's election, either:

     o a cash payment of $1,080 per $1,000 principal amount of Notes ("Consideration Option A"); or

     o for Holders who wish to retain the ABX Air shares issuable upon conversion of the Notes, a cash payment of $993.65 per $1,000 principal amount of Notes ("Consideration Option B"), representing the cash amount into which the Notes are currently convertible ($908.65), plus a premium of $85.00 per $1,000 principal amount;

in each case plus accrued and unpaid interest to, but excluding, the Acceptance Date (as defined below) and upon the terms and subject to the conditions set forth herein. Holders electing to receive Consideration Option B must submit a conversion notice in respect of their Notes. Each $1,000 principal amount of Notes is currently convertible into $908.65 in cash and
42.7599 shares of common stock of ABX Air, Inc. ("ABX Air"), with cash paid in lieu of fractional shares. The Offer will expire at 11:59 p.m., New York City time, on December 5, 2003, unless extended by Airborne (such time and date, as the same may be extended, the "Expiration Date").

     In addition, as a part of the Offer, Airborne hereby solicits (the "Solicitation") consents (the "Consents") from the Holders to the adoption of the proposed amendments (the "Proposed Amendments") to the Registration Rights Agreement (as defined below). To receive either Consideration Option A or Consideration Option B (either form of consideration, as applicable, the "Offer Consideration"), Holders must tender (and not validly withdraw) Notes and provide the corresponding Consents in the Offer in the manner described below on or before the Expiration Date. Airborne is not offering any separate or additional payment for Consents in the Offer from the payment for the Notes themselves. Airborne's obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn in the Offer is subject to the conditions set forth herein. The effectiveness of the Proposed Amendments is conditioned upon the receipt of the Requisite Consents (as defined below). The valid tender of Notes to the Offer will constitute the giving of Consent with respect to such Notes. The valid withdrawal of tendered Notes from the Offer will constitute the revocation of Consent with respect to such Notes and the valid revocation of Consent will constitute the withdrawal of the related Notes from the Offer. Holders may not deliver Consents without tendering the related Notes to the Offer or revoke Consents delivered in the Offer without withdrawing the related Notes from the Offer. Notes tendered and Consents delivered in the Offer may be withdrawn and revoked at any time prior to the Expiration Date. See the section entitled "The Offer" in this Statement (as defined below).

     The following table summarizes the material pricing terms of the Offer:

                                                                                              Offer Consideration per $1,000
                                                                                          Principal Amount, Holders Select Either:
                                                                                          -----------------------------------------
                                                                 Each $1,000 Principal
                Aggregate                                         Amount of Notes is
  CUSIP      Principal Amount      Title of                      Currently Convertible    Consideration           Consideration
 Numbers       Outstanding         Security     Maturity Date            into:              Option A     or         Option B
---------    ----------------    ------------   -------------    ----------------------   -------------  --   ---------------------

009269AA9      $150,000,000          5.75%      April 1, 2007     $908.65 plus 42.7599        $1,080          $993.65, representing
009269AB7                         Convertible                    Shares of Common Stock                       the cash amount into
                                  Senior Notes                         of ABX Air                             which the Notes are
                                    due 2007                                                                  currently convertible
                                                                                                              ($908.65) plus a
                                                                                                              premium of $85.00 per
                                                                                                              $1,000 principal
                                                                                                              amount, provided that
                                                                                                              a valid conversion
                                                                                                              notice is submitted

                     The Dealer Manager for the Offer and
                the Soliciation Agent for the Solicitation is:

                           DEUTSCHE BANK SECURITIES



October 15, 2003, as amended and supplemented on November 5, 2003, November 21, 2003 and December 3, 2003

     Any tender of Notes into the Offer in which a Holder either (i) elects to receive Consideration Option B but fails to properly complete and execute the Conversion Notice or (ii) elects to receive both Consideration Option A and Consideration Option B will not constitute a valid tender of Notes, and such Holder will not be entitled to receive any Offer Consideration.


     The Purpose of the Offer
     ------------------------

     The purpose of the Offer is to retire all of the Notes and, pursuant to the Solicitation, to amend several provisions of the Registration Rights Agreement, while giving Holders flexibility to select the amount and the nature of the consideration received therefor. See "Purpose of the Offer; Source of Funds" and "Description of the Proposed Amendments."


     The Offer
     ---------

     Airborne, a Delaware corporation, hereby offers to purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (as it may be amended or supplemented from time to time, this "Statement") and the related Consent and Letter of Transmittal (as it may be amended or supplemented from time to time, the "Consent and Letter of Transmittal"), any and all of its outstanding 5.75% Convertible Senior Notes due 2007 for, at the Holder's election, either:

     o a cash payment of $1,080 per $1,000 principal amount of Notes ("Consideration Option A"); or

     o for Holders who wish to retain the ABX Air shares issuable upon conversion of the Notes, a cash payment of $993.65 per $1,000 principal amount of Notes ("Consideration Option B"), representing the cash amount into which the Notes are currently convertible ($908.65), plus a premium of $85.00 per $1,000 principal amount;

in each case plus accrued and unpaid interest to, but excluding, the Acceptance Date. The Offer will expire at 11:59 p.m., New York City time, on November 19, 2003, unless extended by Airborne. The offer to purchase the Notes upon the terms set forth in this Statement and the Consent and Letter of Transmittal is referred to herein as the "Offer." As part of the election to receive Consideration Option B, a Holder is required to agree to convert its Notes and will have to complete and submit the form entitled "Conversion Notice" set forth in the Consent and Letter of Transmittal. See "The Offer -- Procedures for Tendering Notes and Delivering Consents in the Offer" and the Consent and Letter of Transmittal. Airborne is not offering to purchase any shares of ABX Air common stock in connection with the Offer. All shares of ABX Air common stock issuable upon conversion of Notes by Holders who elect to receive Consideration Option B will be issued by ABX Air pursuant to the terms and conditions of the Indenture (as defined below).

In addition, as a part of the Offer, Airborne hereby solicits Consents from the Holders to the adoption of the Proposed Amendments to the Registration Rights Agreement, dated March 25, 2002 (the "Registration Rights Agreement"), executed by Airborne and the Guarantors (as defined in the Indenture) for the benefit of the Holders. Airborne is not offering any separate or additional payment for Consents in the Offer from the payment for the Notes themselves. Pursuant to the terms of the Registration Rights Agreement, the Proposed Amendments require the receipt of Consents from Holders of at least a majority in aggregate principal amount of Registrable Securities (as defined in the Registration Rights Agreement) (the "Requisite Consents"). If the conditions to the Offer set forth herein are not satisfied or waived by Airborne, Airborne will not be obligated to accept for or purchase any Notes validly tendered in the Offer, tendering Holders will not receive the Offer Consideration and previously tendered Notes will be returned to tendering Holders. If the Requisite Consents are not received, the Proposed Amendments will not become operative.

     This Statement and the accompanying Consent and Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer. Under the terms of the Offer, the completion, execution and delivery of the Consent and Letter of Transmittal and any additional documents required thereby by a Holder in connection with the tender of Notes (and thereby the delivery of the related Consent) to the Offer prior to 11:59 p.m., New York City time, on the Expiration Date will be deemed to constitute the Consent of that tendering Holder to the Proposed Amendments relating to the Notes tendered and will entitle the tendering Holder to receive the Offer Consideration selected by such Holder.

     The valid tender of Notes to the Offer will constitute the giving of Consent with respect to such Notes. Holders may not tender their Notes to the Offer without delivering the related Consents and may not deliver Consents pursuant to the Offer without tendering the related Notes.

     Notes tendered and Consents delivered may be withdrawn and revoked at any time prior to the Expiration Date by following the procedures set forth under "The Offer -- Withdrawal of Notes and Revocation of Consents from the Offer." The valid withdrawal of tendered Notes from the Offer will constitute the revocation of Consent with respect to such Notes and the valid revocation of Consent will constitute the withdrawal of the related Notes from the Offer.

     To the extent it is legally permitted to do so, Airborne reserves the right (i) to waive any and all conditions to the Offer, except that receipt of the Requisite Consents may not be waived for purposes of effecting the Proposed Amendments, (ii) to extend or terminate the Offer or (iii) to otherwise amend the Offer in any respect.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, promptly following the Expiration Date, Airborne will purchase, by accepting for purchase, and will promptly pay for all Notes validly tendered (and not validly withdrawn) pursuant to the Offer, such payment to be made by the deposit of immediately available funds by Airborne with Deutsche Bank Trust Company Americas, the depositary for the Offer (the "Depositary"). In addition, Airborne will promptly instruct ABX Air to issue shares of its common stock, if any, that are due to Holders that elect to receive Consideration Option B. The date on which Notes are accepted for purchase under the Offer is herein referred to as the "Acceptance Date."

     In the event that the Offer is withdrawn or otherwise not completed, the Offer Consideration will not be paid or become payable to Holders who have validly tendered their Notes in connection with the Offer and the Proposed Amendments will not become effective. In any such event, any Notes previously tendered will be returned to the tendering Holder.

     Any Holder desiring to tender Notes and deliver Consents pursuant to the Offer should either (i) complete and sign the Consent and Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions set forth therein, including the election by such Holder as to whether it wishes to receive Consideration Option A or Consideration Option B, and mail or deliver such manually signed Consent and Letter of Transmittal (or such manually signed facsimile thereof), together with the certificates evidencing such Notes (or confirmation of the transfer of such Notes in the account of the Depositary with The Depository Trust Company ("DTC") pursuant to the procedures for book-entry transfer set forth herein) and any other documents required by the Consent and Letter of Transmittal (or an Agent's Message (as defined below) in the case of book-entry transfer) to the Depositary, (ii) request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder or (iii) follow the procedures summarized below for tendering Notes and delivering Consents through the DTC Automated Offer Program ("ATOP"). In addition, Holders electing to receive Consideration Option B must complete and execute the Conversion Notice contained in the Consent and Letter of Transmittal. Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Notes pursuant to the Offer (and thereby deliver Consents with respect to such Notes) so registered. A Letter of Instruction is included in the solicitation materials provided along with this Statement that may be used by a beneficial owner in this process to effect the tender. See "The Offer -- Procedures for Tendering Notes and Delivering Consents in the Offer."


     The Change in Control Offer
     ---------------------------

     In accordance with the terms of the Indenture, dated as of March 25, 2002 (the "Original Indenture"), as supplemented by the First Supplemental Indenture, dated August, 15, 2003 (the "First Supplemental Indenture" and, together with the Original Indenture, the "Indenture"), between Airborne, the Guarantors (as defined therein) and The Bank of New York, as trustee, pursuant to which the Notes were issued the Indenture, on October 15, 2003, Airborne gave notice of a Change in Control of Airborne and offered to purchase Notes for cash equal to 100% of their aggregate principal amount, plus accrued but unpaid interest to, but excluding, the repurchase date. The change in control offer expired at 11:59 p.m., New York City time, on November 19, 2003. No Notes were tendered pursuant to the change in control offer.

     Consequences to Holders that do not Participate in the Offer
     ------------------------------------------------------------

     Holders who do not tender their Notes pursuant to the Offer or who withdraw their Notes from the Offer prior to the Expiration Date will continue to hold Notes pursuant to the terms of the Indenture. The Notes will continue to be convertible, except that, under the terms of the Indenture and the Notes, they are now, following the consummation of the merger (the "Merger") of Airborne with and into Atlantis Acquisition Corporation, an indirect wholly owned subsidiary of DHL Worldwide Express B.V. ("DHL"), pursuant to which Airborne became an indirect wholly owned subsidiary of DHL, convertible only into the consideration that the shareholders of Airborne received in the Merger. This means that every $1,000 principal amount of Notes is currently convertible into $908.65 and 42.7599 shares of common stock of ABX Air, with cash paid in lieu of fractional shares. Notes that are not tendered into the Offer will continue to be obligations solely of Airborne, and will not be obligations of, or guaranteed by, DHL or any of its affiliates. While it is currently anticipated that Airborne will continue to operate as an indirect wholly owned subsidiary of DHL, neither DHL nor any of its affiliates is under any obligation to provide any financial or other support to Airborne. If the Requisite Consents are received and the Proposed Amendments become operative, the Proposed Amendments will be binding on all remaining Holders of Notes which are Registrable Securities. Therefore, the adoption of the Proposed Amendments may have adverse consequences for Holders of Notes which are Registrable Securities who elect not to tender their Notes in either of the Offer.

     See "Certain Significant Consequences to Holders that do not Participate in the Offer" and "Certain United States Federal Income Tax Considerations" for a discussion of certain factors that should be considered in evaluating the Offer.


                                   * * * * *

     Any questions concerning the terms of the Offer may be directed to Deutsche Bank Securities, the dealer manager and the solicitation agent for the transactions (in its capacity as such, the "Dealer Manager" and the "Solicitation Agent") at the address and telephone numbers set forth on the back cover of this Statement. Questions and requests for assistance or additional copies of materials should be directed to D.F. King & Co., Inc., the information agent for the transactions (the "Information Agent"), at the address and telephone numbers set forth on the back cover of this Statement. Beneficial owners of Notes may also contact their brokers, dealers, commercial banks or trust companies through which they hold the Notes with questions and requests for assistance concerning the transaction contemplated hereby. Any Holder or beneficial owner that has questions concerning the tender procedures should contact the Depositary at one of the addresses or telephone numbers set forth on the back cover of this Statement.


                                   IMPORTANT

     This Statement constitutes neither an offer to purchase Notes nor a solicitation of Consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws. The delivery of this Statement shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of Airborne or any of its subsidiaries or affiliates since the date hereof.

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Statement and, if given or made, such information or representation may not be relied upon as having been authorized by Airborne, the Dealer Manager, the Solicitation Agent or the Information Agent.

     None of Airborne, the Dealer Manager, the Solicitation Agent or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Notes into the Offer or consent or refrain from consenting to the Proposed Amendments.

                               TABLE OF CONTENTS

                                                                           Page

SUMMARY TERM SHEET............................................................1
PURPOSE OF THE OFFER; SOURCE OF FUNDS.........................................3
OFFER COMPARISON..............................................................5
THE OFFER.....................................................................5
  Principal Terms of the Offer................................................5
    The Offer.................................................................5
    Expiration, Extension, Amendment and Termination of the Offer.............6
    Acceptance of Notes for Purchase and Payment for Notes in the Offer.......7
    Conditions to the Offer...................................................8
  Procedures for Tendering Notes and Delivering Consents in the Offer.........9
    Election of Offer Consideration..........................................10
    Tender of Notes Held in Physical Form....................................10
    Tender of Notes Held Through A Custodian.................................10
    Tender of Notes Held Through DTC.........................................11
    Signature Guarantees.....................................................11
    Book-Entry Transfer......................................................11
    Transfers of Ownership of Tendered Notes.................................11
    No Guaranteed Delivery...................................................12
    Backup Withholding.......................................................12
    Effect of Consent and Letter of Transmittal..............................12
    Conversion of Notes Tendered in the Offer................................12
    Other Matters............................................................13
  Withdrawal of Notes and Revocation of Consents from the Offer..............13
  Absence of Appraisal Rights................................................14
THE CHANGE IN CONTROL OFFER..................................................15
CERTAIN SIGNIFICANT CONSEQUENCES TO HOLDERS THAT DO NOT PARTICIPATE
  IN THE OFFER...............................................................15
  Limited Trading Market.....................................................15
  Limited Information Concerning Airborne....................................16
  Effect of the Proposed Amendments..........................................16
  Redemption or Repurchase of Notes..........................................16
  Tax Considerations.........................................................16
DESCRIPTION OF THE PROPOSED AMENDMENTS.......................................16
  Amendments to the Registration Rights Agreement............................16
  General Information with Respect to the Proposed Amendments................17

MARKET PRICE INFORMATION FOR THE ABX AIR COMMON STOCK........................17
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS......................17
  Tax Considerations for U.S. Holders........................................18
  Tax Considerations for Non-U.S. Holders....................................19
  Information Reporting and Backup Withholding...............................19
IMPORTANT TAX INFORMATION FOR THE OFFER......................................19
LOST OR MISSING CERTIFICATES.................................................20
THE DEALER MANAGER, THE SOLICITATION AGENT, THE DEPOSITARY
  AND THE INFORMATION AGENT..................................................20

                              SUMMARY TERM SHEET

     The following are answers to some of the questions that you, as a holder of the 5.75% Convertible Senior Notes Due 2007 of Airborne, Inc. may have with respect to the Offer. We urge you to read the remainder of this Statement and the accompanying Consent and Letter of Transmittal carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this document and in the other documents delivered herewith.


WHO IS OFFERING TO BUY YOUR NOTES?

o Airborne, the issuer of the Notes, is making the Offer. As part of its Offer, Airborne is also soliciting consents to amend the Registration Rights Agreement related to the Notes.

WHAT SECURITIES ARE THE SUBJECT OF THE OFFER?

o We are offering to purchase all of our outstanding 5.75% Senior Convertible Notes due 2007. As of November 4, 2003, there were $150,000,000 aggregate principal amount of Notes outstanding. The Notes were issued under an Indenture, dated March 25, 2002, as supplemented by the First Supplemental Indenture, dated August 15, 2003, in each case by and among Airborne, as issuer, the Guarantors (as defined therein) and The Bank of New York, as trustee. We are also seeking, as part of the Offer, your consent to amendments to the Registration Rights Agreement.

WHY IS AIRBORNE OFFERING TO PURCHASE YOUR NOTES?

o The Offer: We are offering to purchase your Notes in the Offer in order to retire the debt and improve our financial position. We also want to terminate our obligation to pay Liquidated Damages to the Holders of Registrable Securities under the Registration Rights Agreement. As we no longer have a reporting obligation with respect to our common stock, we would like to avoid the effort and cost associated with making the filings under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), that are required in connection with maintaining a shelf registration statement in respect of the very limited amount of Notes that continue to be Registrable Securities (less than $15.0 million aggregate principal amount).

WHAT PRICE WILL YOU RECEIVE FOR YOUR NOTES IF YOU TENDER THEM TO US IN THE
OFFER?

o We are offering to purchase your Notes in the Offer for, at your election, either:

     o a cash payment of $1,080 per $1,000 principal amount of Notes ("Consideration Option A"); or

     o if you elect to convert your Notes as described below, a cash payment of $993.65 per $1,000 principal amount of Notes
          ("Consideration Option B"), representing the cash amount into which the Notes are currently convertible ($908.65), plus a premium of $85.00 per $1,000 principal amount;

     in each case plus accrued and unpaid interest to, but excluding, the date we accept the Notes for purchase in the Offer. If you elect Consideration Option B, you will be required to convert your Notes and will have to complete the form entitled "Conversion Notice" set forth in the Consent and Letter of Transmittal. Upon conversion of your Notes you will be entitled to receive from ABX Air, Inc. 42.7599 shares of common stock, par value $0.01, of ABX Air, Inc. per $1,000 principal amount of Notes, pursuant to the terms and conditions of the Indenture.

WHAT PRICE WILL YOU RECEIVE IF YOU CONSENT TO THE PROPOSED AMENDMENTS IN THE OFFER?

o We are not offering any separate or additional payments for your consent to the proposed amendments to the registration rights agreement in the Offer from the payment for the Notes themselves.

MAY I CONSENT TO THE PROPOSED AMENDMENTS WITHOUT TENDERING MY NOTES IN THE
OFFER?

o No. In order to consent to the proposed amendments to the registration rights agreement in the Offer, you must tender the Notes with respect to which such consent relates. You cannot tender your Notes in the Offer without consenting to the proposed amendments to the registration rights agreement.

WILL AIRBORNE PURCHASE THE NOTES EVEN IF IT DOES NOT RECEIVE THE REQUISITE CONSENTS TO THE PROPOSED AMENDMENTS?

o Yes. The Offer is not conditioned on receipt of the requisite consents to amend the registration rights agreement.

WHEN DOES THE OFFER EXPIRE?

o You have until 11:59 p.m., New York City time, on December 5, 2003, to tender your Notes in the Offer and thereby consent to the proposed amendments to the registration rights agreement, unless we choose to extend the Offer. We will make a public announcement if we extend the Offer to purchase and solicitation.

WHEN WILL YOU RECEIVE PAYMENT FOR YOUR TENDERED NOTES?

o We will pay for the Notes tendered into the Offer promptly following December 5, 2003, the day on which your right to tender notes and consent to the proposed amendments expires, if the Offer is not extended. If the Offer is extended, we will pay for tendered notes promptly following expiration of the extended Offer. We will also promptly instruct ABX Air to issue the shares of ABX Air common stock issuable upon the conversion of Notes by Holders who have elected to receive Consideration Option B.

CAN YOU WITHDRAW YOUR TENDERED NOTES?

o Yes. You may withdraw Notes tendered into the Offer at any time before 11:59 p.m., New York City time, on December 5, 2003, or, if the Offer is extended, 11:59 p.m., New York City time, on such later date to which the Offer is extended. To withdraw your Notes from the Offer, and thereby revoke your consent, please follow the instructions under "The Offer -- Withdrawal Rights and Revocation of Consents from the Offer" in this document. If you withdraw your tendered Notes, you will be deemed to have revoked your consent with respect to the withdrawn Notes.

MAY YOU REVOKE YOUR CONSENTS IN THE OFFER?

o You may revoke your consent to the proposed amendments to the registration rights agreement delivered in the Offer at any time prior to 11:59 p.m., New York City time, on December 5, 2003, or, if the Offer is extended, 11:59 p.m., New York City time, on such later date to which the Offer is extended. To revoke your consent, and thereby withdraw your Notes from the Offer, please follow the instructions under "The Offer -- Withdrawal Of Notes and Revocation of Consents from the Offer" in this document. If you revoke your consent, you will be deemed to withdraw your tendered Notes with respect to which the revoked consent relates. You may not revoke your consent to the proposed amendments to the registration rights agreement without withdrawing your tendered Notes.

I TENDERED MY NOTES PRIOR TO DECEMBER 3, 2003. DO I NEED TO TAKE ANY FURTHER ACTION IF DON'T WANT TO WITHDRAW MY TENDER?

o No. If you validly tendered Notes prior to December 3, 2003, your tender will remain valid unless you elect to withdraw your tendered Notes. Holders who elected to receive the Offer Consideration option previously called the "Cash and Stock Alternative" will receive Consideration Option
     B. The consideration and terms applicable to Consideration Option B are identical to what was previously termed the Cash and Stock Alternative, the name of which has been changed to clarify the fact that Airborne is not issuing or acquiring ABX Air Common stock as part of the Offer. If you wish to change your prior election regarding the Offer Consideration to be received, you must withdraw and validly re-tender your Notes.

WHAT HAPPENS TO YOUR NOTES IF YOU DO NOT TENDER THEM IN THE OFFER?

o If you do not tender your Notes, they will remain outstanding and will continue to accrue interest until the date of maturity, April 1, 2007, unless earlier redeemed by us in accordance with their terms. You will continue to have the right to convert your Notes, except that, under the terms of the Notes and the indenture, they are now convertible only into the consideration received by Airborne's shareholders in its merger with DHL. This means that each $1,000 principal amount of Notes is currently convertible into $908.65 and 42.7599 shares of ABX Air's common stock, with cash paid in lieu of fractional shares. Under the terms of the indenture governing the Notes, you may continue to present your Notes for conversion to Airborne at its principal office, 1301 Western Avenue, P.O. Box 662, Seattle, Washington 98111-0662, or to the Corporate Trust Administration, The Bank of New York, 101 Barclay Street, Floor 8W, New York, New York 10286. On

     October 14, 2003, the closing price on the OTC Bulletin Board for a share of ABX Air's common stock was $3.30. On November 4, 2003, the closing price on the OTC Bulletin Board for a share of ABX Air's common stock was $3.65. You should obtain current market quotes for ABX Air common stock before making your decision to tender. See "Market Price Information for ABX Air Common Stock" in this document.

o After we purchase Notes under the Offer, the trading market for the Notes may be significantly more limited, which may adversely affect the liquidity of the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the Offer. The extent of the trading market for the Notes following the consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at that time, the number of holders of the Notes remaining at that time and the interest in maintaining a market in the Notes on the part of securities firms.

o If the proposed amendments to the registration rights agreement are approved by a majority in aggregate principal amount of the Notes which are Registrable Securities, we will execute a registration rights amendment giving effect to the proposed amendments. See "Description of the Proposed Amendments."

WHAT ARE THE TAX CONSEQUENCES TO YOU IF YOU TENDER YOUR NOTES IN THE OFFER?

o The receipt of cash or cash and stock in exchange for Notes in the Offer will be a taxable transaction to you for United States federal income tax purposes. You will generally recognize capital gain or loss on the sale to us of a Note in an amount equal to the difference between (i) the amount of cash received for your Note (other than in respect of accrued interest) plus the fair market value of the ABX Air common stock received (determined as of the date the Notes are converted), if any, and (ii) your "adjusted tax basis" in the Notes sold. The capital gain or loss will be long-term if you held the Note for more than one year at the time of the sale to us. An exception to this capital gain treatment may apply if you purchased the Note at a "market discount." See "Certain United States Federal Income Tax Considerations" in this document.

HOW SHOULD YOU TENDER YOUR NOTES IN THE OFFER?

o To tender your Notes in the Offer, you must carefully follow the instructions in this document, the Consent and Letter of Transmittal and in the accompanying materials. Persons holding Notes through the Depository Trust Company must follow a different process than those who are themselves the record Holders of the Notes. See "The Offer -- Procedures for Tendering Notes and Delivering Consents in the Offer" in this document.

WHO CAN YOU TALK TO IF YOU NEED MORE INFORMATION?

o Any questions or request for assistance or additional copies of this offer to purchase and consent solicitation statement or any of the accompanying materials may be directed to the Dealer Manager at (866) 627-0391 (toll free) or (212) 250-7445 (collect) or the Information Agent at (888) 887-0082 (toll free). You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                     PURPOSE OF THE OFFER; SOURCE OF FUNDS

     The principal purpose of the Offer is to cause all of the Notes to be retired and improve our financial position. Airborne also wants to terminate its obligation to pay Liquidated Damages to the Holders of Registrable Securities under the Registration Rights Agreement. As Airborne no longer has a reporting obligation with respect to its common stock, Airborne would like to avoid the effort and cost associated with making the filings under the Exchange Act that are required in connection with maintaining a shelf registration statement in respect of the very limited amount of Notes that continue to be Registrable Securities (less than $15.0 million principal amount).

     The maximum amount of funds required by Airborne to pay for the consummation of the transactions contemplated by this Statement and the related fees and expenses is estimated to be approximately $163.6 million, assuming that 100% of the outstanding principal amount of Notes are tendered and accepted for purchase into the Offer.

     Airborne intends to fund the payments for the Notes, together with the fees and expenses incurred in connection therewith, through equity contributions or an intercompany loan, documented in the form of an intercompany balance, from DHL or its affiliates, including Deutsche Post AG ("DPAG"). Any intercompany loan will bear interest at a rate based on U.S. LIBOR plus a margin and be payable on demand. No documentation of an intercompany loan is contemplated. In the event that money is loaned to Airborne, it does not currently have any plans with respect to the repayment of such a loan. DHL and its affiliates have on hand or available sufficient funds to pay the maximum estimated amount required for the consummation of the transactions contemplated by this Statement and the associated fees and expenses. As DHL and/or its affiliates, including DPAG, are providing financing for the Offer, these entities may be deemed to also be "bidders" that are seeking to purchase your Notes from Holders through Airborne.

     From time to time after the Expiration Date, Airborne or its affiliates may acquire Notes, if any, which remain outstanding following consummation of the Offer through open market purchases, privately negotiated transactions, offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Alternatively, subject to the provisions of the Notes and the Indenture, Airborne may choose to redeem the Notes. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Airborne or its affiliates will pursue. Any purchases of Notes by Airborne after the Expiration Date will be made in accordance with the requirements of the Exchange Act, including the rules promulgated thereunder, and other applicable laws.

                               OFFER COMPARISON

         For your convenience, set forth below is a chart that describes what would happen if a Holder tendered $100,000 principal amount of Notes in the Offer and elected to receive (i) Consideration Option A and (ii) Consideration Option B. In each scenario, we have assumed that the Notes are accepted for payment in the Offer on December 5, 2003, that on this date the price of a single share of ABX Air common stock is $4.01 (the closing price on the OTC Bulletin Board on December 1, 2003 for a share of ABX Air's common sotck). The information presented below is only meant to be illustrative. The actual outcomes of the Offer, particularly as they relate to the price of ABX Air common stock on a given date, may be very different.


                                                           Number of Shares of
Consideration           Amount of Cash to be               Common Stock to be
   Option              Received from Airborne             Received from ABX Air
-------------    -------------------------------------    ---------------------

Consideration    $108,000, plus $1022.22 in accrued             0 shares
Option A         but unpaid interest

Consideration    $99,365, plus (i) $1022.22 in accrued     4,275 shares, with
Option B         but unpaid interest and (ii) $3.97 as     a market value of
                 payment in lieu of receipt of a           $17,142.75
                 fractional share of ABX Air stock


                                   THE OFFER

                         Principal Terms of the Offer

     The Offer
     ---------

     Airborne hereby offers to purchase for cash, upon the terms and subject to the conditions set forth in this Statement and the related Consent and Letter of Transmittal, any and all of its outstanding Notes validly tendered and not validly withdrawn for, at the election of the Holder, either Consideration Option A or Consideration Option B, plus accrued and unpaid interest to, but excluding, the Acceptance Date. In addition, as part of the Offer, Airborne hereby solicits, upon the terms and subject to the conditions set forth in this Statement and the related Consent and Letter of Transmittal, Consents to the adoption of the Proposed Amendments to the Registration Rights Agreement. Airborne is not offering any separate or additional payment for Consents in the Offer from the payment for the Notes themselves. Pursuant to the terms of the Registration Rights Agreement, the Proposed Amendments require the receipt of the Requisite Consents. If the conditions to the Offer set forth herein are not satisfied or waived by Airborne, Airborne will not be obligated to accept for or purchase any Notes validly tendered in the Offer, tendering Holders will not receive the Offer Consideration and previously tendered Notes will be returned to tendering Holders. If the Requisite Consents are not received, the Proposed Amendments will not become operative.

     Under the terms of this Statement and the Consent and Letter of Transmittal, the completion, execution and delivery of the Consent and Letter of Transmittal and any additional documents required thereby by a Holder in connection with the tender of Notes to the Offer prior to 11:59 p.m., New York City time, on the Expiration Date will be deemed to constitute the Consent of that tendering Holder to the Proposed Amendments relating to the Notes tendered and will entitle the tendering Holder to receive the Offer Consideration selected by such Holder.

     Holders may not tender their Notes to the Offer without delivering the related Consents and may not deliver Consents pursuant to the Offer without tendering the related Notes. Notes tendered and Consents delivered may be withdrawn at any time prior to the Expiration Date by following the procedures set forth below under "-- Withdrawal of Notes and Revocation of Consents from the Offer." The valid withdrawal of Notes from the Offer will constitute the revocation of Consent with respect to such Notes and the valid revocation of Consent will constitute the withdrawal of the related Notes from the Offer.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, promptly following the Expiration Date, Airborne will purchase, by accepting for purchase, and will pay for, all Notes validly tendered (and not validly withdrawn) pursuant to the Offer, such payment to be made by the deposit of immediately available funds by Airborne with the Depositary. Airborne will also promptly instruct ABX Air to issue the stock portion of Consideration Option B, if any.

     Assuming that the Requisite Consents are received, Airborne intends on the Acceptance Date to execute an amendment to the Registration Rights Agreement (the "Registration Rights Amendment"). If the Requisite Consents are received and the Proposed Amendments become operative, the Proposed Amendments will be binding on all non-tendering Holders of Notes which are Registrable Securities. Therefore, the adoption of the Proposed Amendments may have adverse consequences for Holders of Notes which are Registrable Securities who elect not to tender their Notes in to the Offer.

     Holders who do not tender their Notes for purchase pursuant to the Offer or who withdraw their Notes prior to the Expiration Date will continue to hold Notes pursuant to the terms of the Indenture. The Notes will continue to be obligations solely of Airborne, and will not be obligations of, or guaranteed by, DHL or any of its affiliates. While it is currently anticipated that Airborne will continue to operate as an indirect wholly owned subsidiary of DHL, neither DHL nor any of its affiliates is under any obligation to provide any financial or other support to Airborne. See "Certain Significant Consequences to Holders that do not Participate in the Offer."

     The Notes purchased in the Offer will cease to be outstanding and will be delivered to the Trustee for cancellation immediately after such purchase. After we purchase Notes under the Offer, the trading market for the Notes may be significantly more limited, which may adversely affect the liquidity of the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the Offer. The extent of the trading market for the Notes following the consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms.

     If less than all the principal amount of Notes held by a Holder is tendered and accepted pursuant to the Offer, Airborne will issue, and the Trustee will authenticate and deliver to or on the order of the Holder thereof, at the expense of Airborne, new Notes of authorized denominations in a principal amount equal to the portion of the Notes not tendered or not accepted, as the case may be, as promptly as practicable after the Expiration Date.

     Expiration, Extension, Amendment and Termination of the Offer
     -------------------------------------------------------------

     The Offer will expire at 11:59 p.m., New York City time, on December 5, 2003, unless extended by Airborne.

     Airborne expressly reserves the right to extend the Offer on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the Depositary and by making a public announcement by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the Offer, Notes previously tendered and all related Consents previously delivered pursuant to the Offer (and not validly withdrawn) will remain subject to the Offer and may, subject to the terms and conditions of the Offer, be accepted for purchase by Airborne on the Expiration Date, subject to the withdrawal rights of Holders. For purposes of the Offer, the term "business day" means any day other than a Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

     To the extent it is legally permitted to do so, Airborne expressly reserves the right, in its sole discretion, to (i) waive any condition to the Offer, except that receipt of the Requisite Consents is required for the approval of the Proposed Amendments and may not be waived with respect to the Proposed Amendments, (ii) increase the Offer Consideration or (iii) amend any other term of the Offer. Any amendment to the Offer will apply to all Notes tendered and not previously accepted for purchase, regardless of when or in what order such Notes were tendered. If Airborne makes a material change in the terms of the Offer, Airborne will disseminate additional Offer materials and will extend the Offer, in each case, to the extent required by law. In addition, if Airborne changes either (x) the principal amount of the Notes subject to the Offer or (y) the Offer Consideration, then the Offer will be amended to the extent required by law to ensure that the Offer remains open for at least ten business days after the date that notice of any such change is first published, given or sent to Holders by Airborne.

     To the extent it is legally permitted to do so, Airborne expressly reserves the right, in its sole discretion, to terminate the Offer, including if any conditions applicable to the Offer set forth under "-- Conditions to the Offer" have not been satisfied or waived by Airborne. Any such termination will be followed promptly by a public announcement of such termination and Airborne will also promptly inform the Depositary of its decision to terminate the Offer.

     In the event that the Offer is withdrawn or otherwise not completed, the Offer Consideration will not be paid or become payable to Holders who have validly tendered their Notes in connection with the Offer. In any such event, any Notes previously tendered will be returned to the tendering Holder and the Proposed Amendments will not become operative.

     Acceptance of Notes for Purchase and Payment for Notes in the Offer
     -------------------------------------------------------------------

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms of any such extension or amendment) and subject to applicable law, Holders that tender their Notes to the Offer (and do not properly withdraw such tenders) and thereby deliver their Consents to the Proposed Amendments on or prior to 11:59 p.m., New York City time, on the Expiration Date will be entitled to receive the Offer Consideration. Upon the terms and subject to the conditions of the Offer, Airborne will purchase, by accepting for purchase on the Expiration Date, and will pay for such Notes promptly following the Acceptance Date. In addition, Airborne will promptly instruct ABX Air to issue the shares of its common stock, if any, that are due to Holders that elect to receive the Consideration Option B.

     Airborne expressly reserves the right, in its sole discretion, to extend the Expiration Date and to delay acceptance for purchase of Notes tendered under the Offer or the payment for Notes accepted for purchase pursuant to the Offer (subject to Rule 14e-1 under the Exchange Act, which requires that Airborne pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer) if any of the conditions set forth below under "-- Conditions to the Offer" shall not have been satisfied or waived by Airborne or in order to comply in whole or in part with any applicable law, in either case by oral or written notice of such delay to the Depositary. In all cases, payment for Notes accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depositary of Notes (or confirmation of book-entry transfer thereof), a properly completed and duly executed Consent and Letter of Transmittal (or a facsimile thereof) and any other documents required thereby.

     For purposes of the Offer, Airborne will be deemed to have accepted for purchase validly tendered Notes (or defectively tendered Notes with respect to which Airborne has waived such defect) if, as and when Airborne gives oral or written notice thereof to the Depositary. Payment for Notes accepted for purchase in the Offer will be made by Airborne by depositing such payment, in immediately available funds, with the Depositary, which will act as agent for the tendering Holders for the purpose of receiving the Offer Consideration and transmitting the same to such Holders. Airborne will notify the Depositary of which Notes tendered on or prior to the Expiration Date are accepted for purchase and payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, delivery of the cash portion of Offer Consideration will be made by the Depositary promptly after receipt of funds for the payment of such Notes by the Depositary. Holders who elect to receive Consideration Option B should be aware that the stock portion of the Consideration Option B will be issued directly to them by National City Bank, the transfer agent and registrar for ABX Air, following receipt of instructions to issue such shares from ABX Air.

     Tenders of Notes and the accompanying delivery of Consents pursuant to the Offer will be accepted only in principal amounts of $1,000 or integral multiples thereof (provided that no single Note may be purchased in part unless the principal amount of such Note to be outstanding after such repurchase is equal to $1,000 or an integral multiple thereof).

     If, for any reason, acceptance for purchase of or payment for validly tendered Notes pursuant to the Offer is delayed, or Airborne is unable to accept for purchase or to pay for validly tendered Notes pursuant to the Offer, then the Depositary may, nevertheless, on behalf of Airborne, retain tendered Notes, without prejudice to the rights of Airborne and of Holders described under "-- Expiration, Extension, Amendment and Termination of the Offer," "-- Conditions to the Offer" and "-- Withdrawal of Notes and Revocation of Consents from the Offer," but subject to Rule 14e-1 under the Exchange Act, which requires that Airborne pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Offer.

     If any tendered Notes are not accepted for purchase for any reason pursuant to the terms and conditions of the Offer, or if certificates are submitted evidencing more Notes than are tendered, certificates evidencing unpurchased Notes will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures set forth below under the caption "Procedures for Tendering Notes and Delivering Consents in the Offer -- Book-Entry Transfer," such Notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Notes), unless otherwise requested by such Holder under "Special Delivery Instructions" in the Consent and Letter of Transmittal, promptly following the Expiration Date.

     No alternative, conditional or contingent tenders will be accepted. A tendering Holder, by execution of a Consent and Letter of Transmittal (or a manually signed facsimile thereof), waives all right to receive notice of acceptance of such Holder's Notes for purchase.

     Holders of Notes tendered and accepted for purchase pursuant to the Offer will be entitled to accrued and unpaid interest on their Notes to, but not including, the Acceptance Date. Under no circumstances will any additional interest be payable because of any delay by the Depositary in the transmission of funds to the Holders of purchased Notes or otherwise.

     Holders of Notes purchased in the Offer will not be obligated to pay brokerage commissions or fees or to pay transfer taxes with respect to the purchase of their Notes unless the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the Consent and Letter of Transmittal has been completed, as described in the Instructions thereto. Airborne will pay all other charges and expenses in connection with the Offer. See "The Dealer Manager, the Solicitation Agent, the Depositary and the Information Agent."

     Conditions to the Offer
     -----------------------

     Airborne's obligation to accept for purchase and to pay for Notes validly tendered and not validly withdrawn in the Offer is subject to and conditioned upon the satisfaction or waiver of the conditions set forth below. If the conditions to the Offer set forth herein are not satisfied or waived, Airborne will not be obligated to accept for or purchase any Notes validly tendered in the Offer, tendering Holders will not receive the Offer Consideration and previously tendered Notes will be returned to tendering Holders. If the Requisite Consents are not received, the Proposed Amendments will not become operative.

     Airborne may waive any of the conditions of the Offer, in whole or in part, at any time and from time to time prior to the Expiration Date, except that (i) the receipt of Requisite Consents is required for approval of the Proposed Amendments and may not be waived with respect to the Proposed Amendments and (ii) with respect to Holders who have elected to receive Consideration Option B, Airborne may not waive the condition that such Holders shall have submitted a completed Conversion Notice with respect to the Notes to be converted. If the Requisite Consents are obtained pursuant to the Offer by the Expiration Date, Airborne intends, on the Acceptance Date, to execute the Registration Rights Amendment.

     Subject to Rule 14e-1(c) under the Exchange Act and notwithstanding any other provision of the Offer and in addition to (and not in limitation of) Airborne's rights to terminate, extend and/or amend the Offer in its sole discretion, Airborne shall not be required to accept for purchase, or to pay for, any tendered Notes if any of the following have occurred:

          (a) there shall have been instituted, threatened, or be pending any action or proceeding (or there shall have been any material adverse development in any action or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that in the reasonable judgment of Airborne, either (i) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Airborne or (ii) would or might prohibit, prevent, restrict or delay consummation of the Offer;

          (b) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, threatened, enacted, entered, issued, promulgated, enforced or deemed applicable by any court of governmental, regulatory or administration agency or instrumentality that, in the reasonable judgment of Airborne, would or might prohibit, prevent, restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Airborne;

          (c) the Trustee under the Indenture shall have objected in any respect to or taken any action that could, in the reasonable judgment of Airborne, adversely affect the consummation of the Offer or

     Airborne's ability to effect any of the Proposed Amendments, or shall have taken any action that challenges the validity or effectiveness of the procedures used by Airborne in soliciting the Consents (including the form thereof) or in the making of the Offer or the acceptance of, or payment for, the Notes and Consents; or

          (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (ii) any significant adverse change in the price of the Notes in the United States or other major securities or financial markets, (iii) a material impairment in the United States trading market for debt securities, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or other major financial markets (whether or not mandatory), (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of Airborne, might affect the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (vii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

     In addition, Airborne shall not be required to accept for purchase or to pay Consideration Option B in respect of any tendered Notes as to which the Holder thereof shall have elected to receive Consideration Option B, unless such Holder shall have submitted a completed Conversion Notice in respect of such Notes.

     The conditions to the Offer are for the sole benefit of and may be asserted by Airborne, in its reasonable discretion, regardless of the circumstances giving rise to such conditions, or may be waived by Airborne, in whole or in part, at any time or from time to time prior to the Expiration Date, in its reasonable discretion, except that (i) receipt of the Requisite Consents is required by the Indenture and the Registration Rights Agreement for the approval of the Proposed Amendments and may not be waived with respect to the Proposed Amendments and (ii) with respect to Holders who have elected to receive Consideration Option B, Airborne may not waive the condition that such Holders shall have submitted a completed Conversion Notice with respect to the Notes to be converted. The failure by Airborne at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time. Any determination by Airborne concerning the events described in this section shall be final and binding upon all persons.

      Procedures for Tendering Notes and Delivering Consents in the Offer

     The valid tender of Notes to the Offer (which are not subsequently withdrawn) will constitute the delivery of Consent with respect to such Notes. Holders may not tender their Notes to the Offer without delivering the related Consents. A defective tender of Notes to the Offer (which defect is not waived by Airborne) will not constitute a valid Consent to the Proposed Amendments and will not be counted for purposes of determining whether the Requisite Consents have been received by Airborne. Holders may not deliver Consents pursuant to the Offer without tendering the related Notes. Accordingly, any Holder desiring to Consent to the Proposed Amendments pursuant to the Offer must validly tender (and not validly withdraw) such Holder's Notes to the Offer by complying with the procedures for tendering Notes set forth in this Statement and the accompanying Consent and Letter of Transmittal.

     The method of delivery of the Notes and Consents and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent's Message transmitted through ATOP, is at the election and risk of the person tendering Notes and delivering the Consent and Letters of Transmittal and, except as otherwise provided in the Consent and Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to such date. Manually signed facsimile copies of the Consent and Letter of Transmittal, properly completed and duly executed, will be accepted. The Consent and Letters of Transmittal and Notes should be sent only to the Depositary, not to Airborne, the Trustee, the Dealer Manager, the Solicitation Agent, the Information Agent or DTC.

     The tender of Notes by a Holder (and subsequent acceptance of such tender by Airborne) in the Offer pursuant to any of the procedures set forth in this Statement and in the accompanying Consent and Letter of

Transmittal will constitute a binding agreement between such Holder and Airborne, upon the terms and subject to the conditions of the Offer set forth in this Statement and in the accompanying Consent and Letter of Transmittal.

     Only registered Holders are authorized to tender their Notes and thereby Consent to the Proposed Amendments. The procedures by which Notes may be tendered (and the related Consents thereby given) by beneficial owners that are not registered Holders will depend upon the manner in which the Notes are held.

     Unless the Notes being tendered are deposited by the Holder with the Depositary prior to the Expiration Date (accompanied by a properly completed and duly executed Consent and Letter of Transmittal), Airborne may, at its option, reject such tender. Payment for Notes will be made only against deposit of tendered Notes and delivery of all other required documents.

     Election of Offer Consideration
     -------------------------------

     As part of the tendering process in the Offer, a Holder must elect to receive either Consideration Option A or Consideration Option B by either (i) completing the form entitled "Election of Offer Consideration" and, if the Holder elects to receive Consideration Option B, the form entitled "Conversion Notice" in the Consent and Letter of Transmittal, (ii) requesting its broker, dealer, commercial bank, trust company or other nominee to effect the transaction and select the form of consideration such Holder desires to receive or (iii) following the appropriate procedures prescribed by DTC for tendering Notes and selecting the form of consideration through ATOP. As part of the election to receive Consideration Option B, a Holder is required to agree to convert its Notes and to complete and execute the Conversion Notice contained in the Consent and Letter of Transmittal. The Conversion Notice and conversion of the Notes will not be effective until the related Notes are accepted for payment by Airborne. Any tender of Notes into the Offer in which a Holder either (i) elects to receive Consideration Option B but fails to properly complete and execute the Conversion Notice or (ii) elects to receive both the Consideration Option A and Consideration Option B will not constitute a valid tender of Notes, and such Holder will not be entitled to receive any Offer Consideration.

     Tender of Notes Held in Physical Form
     -------------------------------------

     For a Holder to validly tender Notes held in physical form pursuant to the Offer, a properly completed and duly executed Consent and Letter of Transmittal (or a facsimile thereof), including the election by such Holder as to whether it wishes to receive Consideration Option A or Consideration Option B, together with any signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the instructions to the Consent and Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Statement and certificates for tendered Notes must be received by the Depositary at any of such addresses (or delivery of Notes may be effected pursuant to the procedures for book-entry transfer described below and a confirmation of such book-entry transfer must be received by the Depositary) on or prior to the Expiration Date.

     If the certificates for Notes are registered in the name of a person other than the signer of a Consent and Letter of Transmittal, then, in order to tender such Notes pursuant to the Offer, the certificates evidencing such Notes must be endorsed or accompanied by appropriate bond powers signed exactly as the name or names of such Holder or Holders appear on the certificates, with the signature(s) on the certificates or bond powers guaranteed as provided below.

     Tender of Notes Held Through A Custodian
     ----------------------------------------

     Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wish to tender their Notes (and thereby deliver Consents) in the Offer should contact such registered Holder promptly and instruct such Holder to tender their Notes on such beneficial owner's behalf, specifying the form of Offer Consideration such beneficial owner elects to receive. If such beneficial owner wishes to tender such Notes himself or herself, such beneficial owner must, prior to completing and executing the Consent and Letter of Transmittal and delivering such Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

     Tender of Notes Held Through DTC
     --------------------------------

     To effectively tender Notes to the Offer that are held through DTC, DTC participants should, instead of physically completing and signing the Consent and Letter of Transmittal, electronically transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent's Message to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth herein and in the Consent and Letter of Transmittal. To tender Notes (and thereby deliver Consents) in the Offer through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Depositary must contain the character by which the DTC participant acknowledges its receipt of and agrees to be bound by the Consent and Letter of Transmittal, including, in the case of Holders that elect to receive the Consideration Option B, the Conversion Notice contained therein.

     The term "Agent's Message" means a message transmitted by DTC to, and receivable by, the Depositary and forming a part of the Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent's Message, stating the aggregate principal amount of the Notes that have been tendered by such participant pursuant to the Offer and that such participant has received the Offer and agrees to be bound by the terms of the Offer and that Airborne may enforce such agreement against such participant.

     Signature Guarantees
     --------------------

     No signature guarantee is required if (i) the Consent and Letter of Transmittal is signed by the registered Holder (which term includes any participant in DTC whose name appears on a security position listing as the owner of the Notes) of the Notes tendered therewith and payment of the Offer Consideration is to be made, or if any Notes for principal amounts not tendered or not accepted for purchase are to be issued, directly to such Holder (or, if tendered by a participant in DTC, any Notes for principal amounts not tendered or not accepted for purchase are to be credited to such participant's account) and neither the "Special Issuance Instructions" box nor the "Special Delivery Instructions" box on the Consent and Letter of Transmittal has been completed or (ii) such Notes are tendered (and Consents thereby delivered) for the account of any institution that is an Eligible Institution (as defined below). In all other cases, all signatures on Consents and Letters of Transmittal and endorsements on certificates, signatures on bond powers and consent proxies (if any) accompanying Notes must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). If the Notes are registered in the name of a person other than the signer of the Consent and Letter of Transmittal or if Notes not accepted for purchase or not tendered are to be returned to a person other than the registered Holder, then the signatures on the Consents and Letters of Transmittal accompanying the tendered Notes must be guaranteed as described above.

     Book-Entry Transfer
     -------------------

     The Depositary will establish an account with respect to each of the Notes at DTC for purposes of the Offer within two business days after the date of this Statement, and any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Notes may be effected through book-entry transfer into the Depositary's account at DTC, an Agent's Message in connection with a book-entry transfer and any other required documents must, in any case, be transmitted to and received by the Depositary on or prior to the Expiration Date. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to DTC does not constitute delivery to the Depositary.

     Transfers of Ownership of Tendered Notes
     ----------------------------------------

     Holders may not transfer record ownership of any Notes validly tendered into the Offer and not properly withdrawn. Beneficial ownership in tendered Notes may be transferred by the Holder by delivering to the Depositary at one of its addresses set forth on the back cover of this Statement an executed Consent and Letter of Transmittal identifying the name of the person who deposited the Notes to be transferred and completing the Special

Issuance Instructions box with the name of the transferee (or, if tendered by book-entry transfer, the name of the DTC participant on the security position listing as the transferee of such Notes) and the principal amount of the Notes to be transferred. If certificates have been delivered or otherwise identified (through a Book-Entry Confirmation with respect to such Notes) to the Depositary, the name of the Holder who deposited the Notes, the name of the transferee and the certificate numbers relating to such Notes should also be provided in the Consent and Letter of Transmittal. A person who succeeds to the beneficial ownership of tendered Notes pursuant to the procedures set forth herein, will be entitled to receive the Offer Consideration if the Notes are accepted for purchase or to receipt of the tendered Notes if the Offer is terminated.

     No Guaranteed Delivery
     ----------------------

     There are no guaranteed delivery provisions provided for by Airborne in conjunction with the Offer under the terms of this Statement or any other of the other offer materials. Holders must tender their Notes and thereby deliver the related Consents in accordance with the procedures set forth under "-- Procedures for Tendering Notes and Delivering Consents in the Offer" and in the Consent and Letter of Transmittal.

     Backup Withholding
     ------------------

     To prevent backup United States federal income tax withholding, each tendering Holder of Notes must provide the Depositary with such Holder's correct taxpayer identification number and certify that such Holder is not subject to backup United States federal income tax withholding by completing the Internal Revenue Service Form W-9 ("Form W-9") enclosed with this Statement or other acceptable substitute form, or an applicable Internal Revenue Service Form W-8 ("Form W-8") or acceptable substitute form, if such Holder is a non-U.S. Holder. A Form W-8 can be obtained from the Depositary. For discussion of United States federal income tax considerations relating to backup withholding, see "Certain United States Federal Income Tax Considerations."

     Effect of Consent and Letter of Transmittal
     -------------------------------------------

     Subject to and effective upon the acceptance for purchase, and payment for, of the Notes tendered thereby, by executing and delivering a Consent and Letter of Transmittal a tendering Holder of Notes (i) irrevocably sells, assigns and transfers to Airborne, all right, title and interest in and to the Notes tendered thereby or, in the case of Holders that elect to receive Consideration Option B, irrevocably agrees to convert the Notes tendered thereby, in either case effective as of the Acceptance Date, (ii) waives any and all rights with respect to the Notes (including any existing or past defaults and their consequences in respect of the Notes, the Indenture and the Registration Rights Agreement), (iii) releases and discharges Airborne from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes (including any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes),
(iv) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes, with full power of substitution and re-substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to Airborne, (b) present such Notes for transfer of ownership on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership over such Notes (except that the Depositary will have no rights to, or control over, funds from Airborne or stock from ABX Air, except as agent for Airborne, for the Offer Consideration for any tendered Notes that are purchased by Airborne in the Offer) and (v) delivers such Holder's Consent to the Proposed Amendments, and as certification that the Requisite Consents have been received, all in accordance with the terms and conditions of the Offer.

     Conversion of Notes Tendered in the Offer
     -----------------------------------------

     Holders have the right to convert Notes tendered in the Offer pursuant to the terms of the Indenture at any time prior to 11:59 p.m., New York City time, on the Expiration Date. Pursuant to the terms of the Indenture, each $1,000 principal amount of Notes is currently convertible into $908.65 in cash and 42.7599 shares of ABX Air's common stock, with cash paid in lieu of fractional shares. Holders can exercise their conversion privilege under the terms of the Indenture by validly withdrawing Notes tendered in the Offer prior to 11:59 p.m., New York City time, on the Expiration Date and surrendering such Notes in accordance with the terms of the Indenture together with the form entitled "Conversion Notice" to Airborne at its principal office, 1301 Western Avenue, P.O. Box 662, Seattle, Washington 98111-0662, Attention: General Counsel or to the Corporate Trust Administration, The Bank of New York, 101 Barclay Street, Floor 8W, New York, New York 10286. If a Holder elects to convert their Notes pursuant to the terms of the Indenture, such Holder will only receive $908.65 and 42.7599 shares of ABX Air's common stock, with cash paid in lieu of fractional shares, for each $1,000 principal amount of Notes converted and will not be entitled to receive any payment or consideration pursuant to the Offer.

     Other Matters
     -------------

     Notwithstanding any other provision of the Offer, payment of the Offer Consideration in exchange for Notes tendered and accepted for purchase pursuant to the Offer will occur only after timely receipt by the Depositary of the tendered Notes (or a Book-Entry Confirmation with respect to such Notes), together with a properly completed and duly executed Consent and Letter of Transmittal in proper form (or a manually signed facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other required documents.

     All questions as to the form of all documents and the validity (including time of receipt), eligibility and acceptance of all tenders of Notes (and related delivery of Consents) in the Offer will be determined by Airborne, in its sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders will not be considered valid. Airborne reserves the absolute right to reject any or all tenders of Notes to the Offer that are not in proper form or the acceptance of which would, in Airborne's opinion, be unlawful. Airborne also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes in the Offer (other than defects in the proper completion and execution of the Conversion Notice by any Holder attempting to elect to receive Consideration Option B). Airborne's interpretations of the terms and conditions of the Offer (including the instructions in the Consent and Letter of Transmittal) will be final and binding. Any defect or irregularity in connection with tenders of Notes to the Offer must be cured within such time as Airborne determines, unless waived by Airborne. Tenders of Notes (and delivery of the related Consents) to the Offer shall not be deemed to have been made until all defects and irregularities have been waived by Airborne or cured. None of Airborne, the Dealer Manager, the Solicitation Agent, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes, or will incur any liability to Holders for failure to give any such notice.

         Withdrawal of Notes and Revocation of Consents from the Offer

     Tenders of Notes and deliveries of Consents made prior to the Expiration Date may be properly withdrawn and revoked at any time prior to the Expiration Date and, if not yet accepted for payment, after the expiration of 40 business days from the date the Offer was commenced. The valid withdrawal of Notes from the Offer will constitute the concurrent revocation of Consent with respect to such Notes and the valid revocation of Consent will constitute the concurrent withdrawal of the related Notes from the Offer. For a withdrawal of Notes from the Offer to be proper, a Holder must comply fully with the withdrawal procedures set forth below.

     Holders who wish to exercise their right to withdrawal or to revoke Consent with respect to the Offer must give written notice of withdrawal or revocation delivered by mail, hand delivery or facsimile transmission (or an electronic ATOP transmission notice of withdrawal or revocation in the case of DTC participants), which notice must be received by the Depositary at one of its addresses set forth on the back cover of this Statement prior to the Expiration Date. In order to be valid, a notice of withdrawal or revocation must (i) specify the name of the person who tendered the Notes to be withdrawn or delivered the Consents to be revoked, (ii) state the name in which the Notes are registered (or, if tendered by book-entry transfer, the name of the DTC participant whose name appears on the security position listing as the owner of such Notes), if different than that of the person who tendered the Notes to be withdrawn or to which the Consents to be revoked relate, (iii) contain the description of the Notes to be withdrawn or to which the Consents to be revoked relate and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes and (iv) be signed by the Holder of such Notes in the same manner as the original signature on the Consent and Letter of Transmittal by which such Notes were tendered and Consents delivered (including any required signature guarantees), if any, or be accompanied by
(x) documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes or revoking such Consents and (y) a properly completed irrevocable proxy that authorized such person to effect such withdrawal or revocation on behalf of such Holder. If the Notes to be withdrawn or the Consents to be revoked have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer and will render the related Consent defective. Any Consents properly revoked will cause the related Notes to be deemed to be properly withdrawn.

     Notes properly withdrawn from the Offer may thereafter be re-tendered (and Consents thereby re-given) to the Offer at any time prior to the Expiration Date by following the procedures described under "-- Procedures for Tendering Notes and Delivering Consents in the Offer."

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender or the revocation of a Consent from the Offer will be determined by Airborne, in its sole discretion, which determination shall be final and binding. None of Airborne, the Depositary, the Dealer Manager, the Solicitation Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or revocation of a Consent or incur any liability for failure to give any such notification.


                          Absence of Appraisal Rights

     There are no appraisal or other similar statutory rights available to Holders in connection with the Offer.

                          THE CHANGE IN CONTROL OFFER

     In accordance with the terms of the Indenture, dated as of March 25, 2002 (the "Original Indenture"), as supplemented by the First Supplemental Indenture, dated August, 15, 2003 (the "First Supplemental Indenture" and, together with the Original Indenture, the "Indenture"), between Airborne, the Guarantors (as defined therein) and The Bank of New York, as trustee, pursuant to which the Notes were issued the Indenture, on October 15, 2003, Airborne gave notice of a Change in Control of Airborne and offered to purchase Notes for cash equal to 100% of their aggregate principal amount, plus accrued but unpaid interest to, but excluding, the repurchase date. The change in control offer expired at 11:59 p.m., New York City time, on November 19, 2003. No Notes were tendered pursuant to the change in control offer.


     Holders who did not tender their Notes for purchase pursuant to the Change in Control Offer will continue to hold Notes pursuant to the terms of the Indenture (assuming such Holders do not participate in the Offer). The Notes will continue to be obligations solely of Airborne, and will not be obligations of, or guaranteed by, DHL or any of its affiliates. While it is currently anticipated that Airborne will continue to operate as an indirect wholly owned subsidiary of DHL, neither DHL nor any of its affiliates is under any obligation to provide any financial or other support to Airborne. See "Certain Significant Consequences to Holders that do not Participate in the Offer."

                      CERTAIN SIGNIFICANT CONSEQUENCES TO
                 HOLDERS THAT DO NOT PARTICIPATE IN THE OFFER

     Holders who do not tender their Notes pursuant to the Offer or who withdraw their Notes from the Offer prior to the Expiration Date will continue to hold Notes pursuant to the terms of the Indenture. However, if the Requisite Consents are received and the Proposed Amendments become operative, the Proposed Amendments will be binding on all remaining Holders. Therefore, the adoption of the Proposed Amendments may have adverse consequences for Holders who elect not to tender their Notes in the Offer. See "Description of the Proposed Amendments."

     Notes that remain outstanding after the consummation of the Offer will continue to be the obligations solely of Airborne and will not be obligations of, or guaranteed by, DHL or any of its affiliates. While it is currently anticipated that Airborne will continue to operate as an indirect wholly owned subsidiary of DHL, neither DHL nor any of its affiliates is under any obligation to provide any financial or other support to Airborne. Such Notes will continue to be convertible, except that, under the terms of the Indenture and the Notes, they are now convertible only into the consideration that the shareholders of Airborne received in the Merger. This means that every $1,000 principal amount of Notes is currently convertible into $908.65 in cash and
42.7599 shares of common stock of ABX Air, with cash paid in lieu of fractional shares. On October 14, 2003, the closing price of the ABX Air common stock, as reported on the OTC Bulletin Board, was $3.30. On December 1, 2003, the closing price on the OTC Bulletin Board for a share of ABX Air's common stock was $4.01. For information on the recent stock price of ABX Air common stock, see "Market Price Information for ABX Air Common Stock." For additional information on ABX Air, see their website at http://www.abxair.com and their filings with the SEC, which are available to the public at the SEC's website at http://www.sec.gov.

     In deciding whether to participate in the Offer, each Holder should consider carefully, in addition to the information set forth above and contained elsewhere in this Statement, the following:

                            Limited Trading Market

     The Notes are not listed on any securities exchange or reported on a national quotation system, although they have been eligible to trade on the PORTAL(TM) Market of the National Association of Securities Dealers, Inc. To the knowledge of Airborne, the trading volumes for the Notes are generally low. To the extent that Notes are tendered and accepted in the Offer, the trading market for Notes may become even more limited. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller "float") may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price for Notes that remain outstanding after consummation of Offer may be affected adversely to the extent that the number of Notes purchased or converted reduces the float. The reduced float may also tend to make the trading price more volatile. Holders of outstanding Notes may attempt to obtain quotations for the Notes from their brokers; however, there can be no assurance that an active trading market will exist for the Notes following the Offer. The extent of the public market for the Notes following consummation of the Offer will depend upon the number of Holders remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms and other factors.

                    Limited Information Concerning Airborne

     Following the consummation of the Merger, the registration of Airborne's common stock under the Exchange Act was terminated and the shares were delisted from the New York Stock Exchange and the Pacific Coast Stock Exchange. Airborne intends to stop making the filings under the Exchange Act that are required in connection with maintaining the shelf registration statement in respect of the very limited amount of Notes that continue to be Registrable Securities (less than $15.0 million principal amount). This lack of information may adversely affect the liquidity and trading prices of the Notes.

                       Effect of the Proposed Amendments

     If the Proposed Amendments become operative, the Notes that are not tendered and purchased pursuant to the Offer will remain outstanding and will be subject to the terms of the Indenture and the Registration Rights Agreement, as amended by the Registration Rights Amendment. In addition, as a result of the adoption of the Proposed Amendments, certain provisions of the Registration Rights Agreement will be amended or eliminated and Holders of outstanding Notes which are Registrable Securities will no longer be entitled to the benefits of such provisions. The approval of these Proposed Amendments could negatively impact the price at which the outstanding Notes which are Registrable Securities may trade. See "Description of the Proposed Amendments."

                       Redemption or Repurchase of Notes

     Airborne has the right to redeem the Notes prior to maturity at any time on or after April 1, 2005. Although the Notes that remain outstanding after the consummation of the Offer are redeemable by Airborne at its option in accordance with the terms set forth in the Indenture, and Airborne reserve the right, in its sole discretion, from time to time to purchase any Notes that remain outstanding through open market or privately negotiated transactions, one or more additional tender or exchange Offer or otherwise, Airborne is under no obligation to do so.

                              Tax Considerations

     See "Certain United States Federal Income Tax Considerations" for a discussion of certain tax matters that should be considered in evaluating your options.

                    DESCRIPTION OF THE PROPOSED AMENDMENTS

                Amendments to the Registration Rights Agreement

     Set forth below is a description of the Proposed Amendments to the Registration Rights Agreement for which Consents are being solicited pursuant to the Offer. This description is qualified by reference to the full provisions of the Registration Rights Agreement. The capitalized terms used in this section of this Statement and not otherwise defined shall have the meanings ascribed to them in the Registration Rights Agreement.

     The Proposed Amendments to the Registration Rights Agreement would delete in their entirety the following sections (including any references to defined terms contained therein) of the Registration Rights Agreement:

     Section 2 - Shelf Registration - Section 2 requires, among other things, that Airborne and the Guarantors (as defined in the Indenture) (i) keep a Shelf Registration Statement effective in respect of Registrable Securities until the earliest of the sale of any registered Notes, the expiration of a period referred to in Rule 144(k) under the Securities Act of 1933, as amended, or two years from the effective date of the Shelf Registration Statement; (ii) take any necessary action to enable a Holder to use the Prospectus; and (iii) if at any time the Notes are convertible into securities other than Airborne's common stock, to cause or to cause any successor under the Indenture to cause, such securities to be included in the Shelf Registration Statement no later than the date on which the Notes may then be convertible into such securities.

     Section 3 - Registration Procedures - Section 3 requires, among other things, that (i) Airborne mail a Notice and Questionnaire to Holders after the effective date of the Shelf Registration Statement and (ii) Airborne is required upon request by Holders who elected to be named selling security holders in the Shelf Registration Statement to furnish to each such Holder copies of the Prospectus included in the Shelf Registration Statement and all post-effective amendments, including financial statements and schedules and all other documents or exhibits that are filed with the SEC or incorporated by reference in the Shelf Registration Statement.

     Section 4 - Registration Expenses - Section 4 provides that Airborne will bear all fees and expenses incurred in connection with the performance of the registration requirements, including reimbursing certain Holders for the reasonable fees and disbursements of a single counsel elected by 25% of the Notes covered by the Shelf Registration Statement.

     Section 7 - Liquidated Damages - Section 7 provides, among other things, that the interest rate on all the Notes which are Registrable Securities will increase by an additional 0.5% per annum ("Liquidated Damages") if (i) the Shelf Registration Statement relating thereto ceases to be effective for more than 30 days, whether or not consecutive, during any 90 day period; or (ii) the Shelf Registration Statement ceases to be effective for more than 90 days, whether or not consecutive, during any 365 day period.

          General Information with Respect to the Proposed Amendments

     The Proposed Amendments would also make certain other changes to the Registration Rights Agreement of a technical or conforming nature, including the deletion of certain definitions and the elimination of certain cross-references

     The foregoing information is qualified in its entirety by reference to the Registration Rights Agreement and the Registration Rights Amendment, copies of which can be obtained without charge from Airborne.

     In order for the Proposed Amendments to be adopted, Airborne requires the receipt of Consents from Holders of at least a majority in aggregate principal amount of Registrable Securities. Pursuant to the terms of the Registration Rights Agreement, assuming that the Requisite Consents are received, Airborne intends on the Acceptance Date to execute the Registration Rights Amendment, which provides for the Proposed Amendments. If the Proposed Amendments become operative, Holders of Notes that have not been tendered in the Offer will be bound thereby, notwithstanding the fact that they did not consent to the Proposed Amendments.

             MARKET PRICE INFORMATION FOR THE ABX AIR COMMON STOCK

     Each $1,000 aggregate principal amount of Notes is convertible into $908.65 in cash plus 42.7599 shares of ABX Air's common stock (with cash being paid in lieu of fractional shares). Under the terms of the Indenture, Holders may continue to present their Notes for conversion to Airborne or The Bank of New York, Corporate Trust Administration, 101 Barclay Street, Floor 8W, New York, New York 10286. ABX Air's common stock is registered with the Securities and Exchange Commission and traded on the OTC Bulletin Board under the symbol "ABXA.OB." However, the common stock has only been trading for a few months and the volume of trading in the common stock is limited, with a daily average trading volume about 3% of the total number of shares outstanding. Since the common stock of ABX Air started to trade, the high and low closing prices have been $4.05 and $0.60, respectively. As of August 15, 2003, there were approximately 48,853,000 shares of ABX Air common stock outstanding. On October 14, 2003, the closing price of a share of ABX Air common stock, as reported on OTC Bulleting Board, was $3.30. On December 1, 2003, the closing price on the OTC Bulletin Board for a share of ABX Air's common stock was $4.01.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion describes the material United States federal income tax considerations relating to the Offer that may be relevant to U.S. and non-U.S. Holders (each as defined below). The following discussion does not purport to be a full description of all United States federal income tax consequences of the Offer and does not address any other taxes that might be applicable to a Holder of the Notes, such as tax consequences arising under the tax laws of any state, locality or foreign jurisdiction or other consequences, such as estate or gift tax consequences. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to particular Holders of Notes in light of their personal circumstances and does not deal with persons that are subject to special tax rules, such as dealers in securities, traders that elect to mark to market their securities, regulated investment companies, real estate investment trusts, financial institutions, insurance companies, tax-exempt entities, persons holding the Notes as part of a hedging or conversion transaction, a straddle or a constructive sale and persons whose functional currency is not the United States dollar. The discussion below assumes that the Notes are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

     The discussion of the United States federal income tax considerations below is based on currently existing provisions of the Internal Revenue Code, the applicable United States Treasury Regulations promulgated and proposed under the Internal Revenue Code, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis. Because individual circumstances may differ, you are strongly urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of any state, local, non-United States or other tax laws and possible changes in the tax laws.

     As used herein, a U.S. Holder means a beneficial owner of a Note who is, for United States federal income tax purposes:

     o    a citizen or resident of the United States;

     o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof;

     o an estate the income of which is subject to United States federal income taxation regardless of its source; or

     o a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or
          (2) it has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

     As used herein, a non-U.S. Holder means a beneficial owner of a Note, other than an entity treated as a partnership, who is not a U.S. Holder.

     If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A Holder that is a partner of a partnership tendering or surrendering Notes should consult its tax advisor.

     You should consult your tax advisor as to the particular tax consequences to you for participating in the Offer, including the applicability and effect of any state, local or non-United States tax laws.

                      Tax Considerations for U.S. Holders

     Treatment of Tendering U.S. Holders. A U.S. Holder who participates in the Offer will recognize gain or loss equal to the difference between (i) the amount of cash received plus the fair market value (determined as of the date of the conversion) of ABX Air common stock received, if any, and (ii) the U.S. Holder's adjusted tax basis in the Notes sold. A U.S. Holder's adjusted tax basis generally will be the original cost of the Notes increased by all market discount (see explanation below) included in the U.S. Holder's gross income and decreased by any payments received on the Notes, other than payments of stated interest, and by any amortizable bond premium (the excess of a U.S. Holder's initial tax basis in the Notes over the principal amount payable at maturity) which the U.S. Holder has previously deducted from income. Subject to the market discount rules discussed below, such gain or loss generally will be long-term capital gain or loss if the Notes have been held for more than one year. For certain non-corporate Holders (including individuals), net long-term capital gain, if in excess of net short-term capital losses, will be subject to tax at a reduced rate. To the extent that the amount paid for the Notes is attributable to accrued but unpaid interest, it will constitute ordinary income to the Holder unless previously included in income.

     A U.S. Holder who acquired a Note at a "market discount" (subject to a statutorily-defined de minimis exception) generally will be required to treat any gain recognized pursuant to the Offer as ordinary income rather than capital gain to the extent of the accrued market discount (on a straight line basis, or, at the election of the holder, on a constant interest basis), unless an election was made to include market discount in income as it accrued for United States federal income tax purposes. Market discount at the time a
Note is purchased (other than in the initial offering of the Notes) generally equals the excess of the principal amount of the Note over a Holder's initial tax basis in the Note.

     Treatment of Non-Tendering U.S. Holders. The tax treatment of a U.S. Holder that does not participate in the Offer will depend upon whether the modification to the Notes results in a "deemed" exchange of such Notes for United States federal income tax purposes. Generally, the modification of a debt instrument will be treated as a

"deemed" exchange of an old debt instrument for a new debt instrument if such modification is "significant" within the meaning of the United States Treasury Regulations promulgated under Section 1001 of the Internal Revenue Code. A modification is "significant" if, based on all the facts and circumstances, the legal rights and obligations that are altered and the degree to which they are altered are economically significant, provided that a modification that adds, deletes, or alters customary accounting or financial covenants is not a "signification modification." Airborne believes that the adoption of the Proposed Amendments should not constitute a "significant modification" to the terms of the Notes. In this case, a U.S. Holder who does not participate in the Offer would not recognize any gain or loss even if the Proposed Amendments were to become effective.

     There is no specific authority that defines customary accounting or financial covenants. Accordingly, the Internal Revenue Service could assert that the Proposed Amendments are not modifications that add, delete or alter customary accounting or financial covenants and are otherwise significant modifications to the terms of the Notes. If this assertion were successful, then, a U.S. Holder that does not participate in the Offer would be treated as having exchanged the Notes for new Notes and such deemed exchange may be taxable to the Holder.

                    Tax Considerations for Non-U.S. Holders

     Treatment of Tendering Non-U.S. Holders. A non-U.S. Holder generally who participates in the Offer will not be subject to United States federal income tax on gain realized unless the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and other applicable conditions are met, or the gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States (and if a treaty applies, the gain is generally attributable to the U.S. permanent establishment maintained by such non-U.S. Holder).

     Treatment of Non-Tendering Non-U.S. Holders. If the Proposed Amendments become effective, it is possible that the non-U.S. Holders who do not participate in the Offer may be treated as recognizing income for United States federal income tax purposes from the receipt of interest or gain as a result of a "deemed" exchange of their Notes. (See "-- Tax Considerations for U.S. Holders -- Treatment of Non-Tendering or Non-Converting U.S. Holders" above.) In such event, the discussion in "-- Tax Considerations for Non-U.S. Holders" above shall apply to any gain. Any amounts attributable to interest may be subject to United States federal income withholding tax unless certain conditions are satisfied and the non-U.S. Holder provides an applicable Form W-8, or an appropriate substitute form, to certify as to its non-U.S. status.

                 Information Reporting and Backup Withholding

     A U.S. Holder may be subject to information reporting and backup withholding with respect to the amounts received pursuant to the Offer unless such U.S. Holder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides his or her correct taxpayer identification number (which, in the case of an individual, is his or her social security number), certifies that he or she is not currently subject to backup withholding and otherwise complies with applicable requirements of the information reporting and backup withholding rules. A U.S. Holder can satisfy these requirements by completing and submitting the enclosed Form W-9. A U.S. Holder who does not provide his or her correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount withheld under these rules will be creditable against the U.S. Holder's United States federal income tax liability, and if withholding results in an overpayment of taxes, the U.S. Holder may apply for a refund from the Internal Revenue Service.

     Information reporting and backup withholding may apply to payments to non-U.S. Holders if such Holders fail to certify their exempt status by properly completing an applicable Form W-8 or an appropriate substitute form.

                    IMPORTANT TAX INFORMATION FOR THE OFFER

     Under United States federal income tax laws, a Holder whose Notes are accepted for purchase in the Offer is required by law to provide the Depositary (as payer on behalf of Airborne) with such Holder's correct TIN on Form W-9 enclosed herewith, or otherwise establish a basis for exemption from backup withholding. If such Holder is an individual, the TIN is his or her social security number. If the Depositary is not provided with the correct TIN, the Internal Revenue Service may impose a penalty and payments made with respect to Notes purchased pursuant to the Offer may be subject to backup withholding. Failure to comply truthfully with the backup withholding requirements also may result in the imposition of severe criminal and/or civil fines and penalties.

     Certain Holders (including, among others, all corporations and certain foreign persons) are not subject to these backup withholding and reporting requirements. Exempt Holders should furnish their TIN, write "Exempt" on the face of the Form W-9, and sign, date and return the Form W-9 to the Depositary. A foreign person, including a foreign entity, may qualify as an exempt recipient by submitting to the Depositary a properly completed applicable Form W-8, signed under penalties of perjury, attesting to that Holder's foreign status. A Form W-8 can be obtained from the Depositary. See the Form W-9 enclosed herewith, which includes additional instructions.

     If backup withholding applies, the Depositary is required to withhold 28% of any payments made to the Holder or other payee. Backup withholding is not an additional United States federal income tax. Rather, the United States federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided the requisite information is furnished to the Internal Revenue Service.

     Purpose of Form W-9. To prevent backup withholding on payments made pursuant to the Offer, the Holder is required to provide the Depositary with either: (i) the Holder's correct TIN by completing the form included in the Form W-9 enclosed herewith, certifying that the TIN provided on the Form W-9 is correct (or that such Holder is awaiting a TIN) and that (A) the Holder has not been notified by the Internal Revenue Service that the Holder is subject to backup withholding as a result of failure to report all interest or dividends or (B) the Internal Revenue Service has notified the Holder that the Holder is no longer subject to backup withholding; or (ii) an adequate basis for exemption.

     Number to give the Depositary. The Holder is required to give the Depositary the TIN (e.g., social security number or employer identification number) of the registered Holder of the Notes. If the Notes are held in more than one name or are held not in the name of the actual owner, consult the enclosed Form W-9 for additional guidance on which number to report.

                         LOST OR MISSING CERTIFICATES

     If a Holder desires to tender Notes pursuant to either of the Offer, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, such Holder should write to or telephone the Trustee for the Notes at the following address or telephone number about procedures for obtaining replacement certificates for such Notes, arranging for indemnification or any other matter that requires handling by the Trustee:

                             The Bank of New York
                        Corporate Trust Administration
                         101 Barclay Street, Floor 8W
                           New York, New York 10286
                           Telephone: (212) 815-6331

                  THE DEALER MANAGER, THE SOLICITATION AGENT,
                   THE DEPOSITARY AND THE INFORMATION AGENT

     Airborne has retained Deutsche Bank Securities Inc. to act as Dealer Manager and Solicitation Agent in connection with the Offer. In its capacity as Dealer Manager and Solicitation Agent, Deutsche Bank Securities may contact Holders regarding the Offer and may request brokers, dealers and other nominees to forward this Statement and related materials to beneficial owners of Notes. Any questions or requests for assistance may be directed to the Dealer Manager and Solicitation Agent at its address or telephone numbers set forth on the back cover of this Statement. Holders of Notes may also contact their broker, dealer, commercial bank or trust company for assistance concerning any of the transactions described in this Statement.

     Airborne has agreed to pay Deutsche Bank Securities a customary fee for its services rendered in connection the transactions contemplated hereby. In addition, Airborne will reimburse Deutsche Bank Securities for its reasonable out-of-pocket expenses, including the reasonable expenses and disbursements of its legal counsel. Airborne has also agreed to indemnify Deutsche Bank Securities and its affiliates against certain liabilities in connection with its services, including liabilities under the federal securities laws. At any given time, Deutsche Bank Securities may trade Notes or other securities of Airborne or ABX Air for its own account or for the accounts of its customers and, accordingly, may hold a long or short position in Notes and/or these other securities.

     Deutsche Bank Securities and its affiliates have provided in the past, and/or are currently providing, other investment banking and financial advisory services to Airborne and its affiliates. Deutsche Bank Securities and its affiliates may continue to provide various investment banking and other services to Airborne and its affiliates, for which they will receive customary compensation from Airborne.

     Deutsche Bank Trust Company Americas has been appointed as Depositary for the Offer. Consent and Letters of Transmittal delivered pursuant to the Offer and Elections of Holders to Require Repurchase delivered pursuant to the Change in Control Offer and all other deliveries and correspondence in connection with these transactions should be sent or delivered by each Holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses or telephone numbers set forth on the back cover of this Statement. Any Holder or beneficial owner that has questions concerning the procedures for tendering of Notes, delivering Consents or surrendering Notes for conversion should contact the Depositary. Airborne has agreed to pay the Depositary reasonable and customary fees for its services and to reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. Airborne has also agreed to indemnify the Depositary for certain liabilities, including liabilities under the federal securities laws.

     D.F. King & Co., Inc. has been appointed as Information Agent for the Offer. Airborne has agreed to pay the Information Agent reasonable and customary fees for its services and to reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. Requests for additional copies of this Statement and the Consent and Letters of Transmittal related to the Offer may be directed to the Information Agent at the address and phone number set forth on the back cover of this Statement.

     None of the Dealer Manager, the Solicitation Agent, the Depositary or the Information Agent assume any responsibility for the accuracy or completeness of the information concerning Airborne or any of its subsidiaries or the transactions described in this Statement or any of the other documents related to such transactions or for any failure by Airborne to disclose events that may have occurred after the date of this Statement that may affect the significance or accuracy of this information.

     In connection with the transactions contemplated by this Statement, directors and officers of Airborne and regular employees of Airborne (who will not be specifically compensated for such services) may solicit tenders of Notes by use of the mails, personally or by telephone.

     Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by Airborne for customary mailing and handling expenses incurred by them in forwarding material to their customers. Airborne will not pay any fees or commissions to any broker, dealer or other person (other than Deutsche Bank Securities as the Dealer Manager and the Solicitation Agent) in connection with the solicitation of tenders of Notes into the Offer.

                       The Depositary for the Offer is:

                     DEUTSCHE BANK TRUST COMPANY AMERICAS

                          Information (800) 735-7777

                       By Registered or Certified Mail:

                          DB Services Tennessee, Inc.
                              Reorganization Unit
                               P.O. Box 292737
                           Nashville, TN 37229-2737
                              Fax: (615) 835-3701

                       Regular Mail & Overnight Courier:

                          DB Services Tennessee, Inc.
                       Corporate Trust & Agency Services
                              Reorganization Unit
                            648 Grassmere Park Road
                              Nashville, TN 37211
                           Attention: Karl Shepherd
                             Confirm by Telephone
                                (615) 835-3572

                            In Person by Hand Only:

                     Deutsche Bank Trust Company Americas
                 C/O The Depository Trust Clearing Corporation
                          55 Water Street, 1st floor
                            Jeanette Park Entrance
                              New York, NY 10041

     Any requests for assistance or additional copies of this Statement and any other documents related to the Offer may be directed to the Information Agent at the telephone numbers and address set forth below.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.
                                48 Wall Street
                           New York, New York 10005
                       Banks and Brokers, Call Collect:
                                (212) 269-5550
                          All Others Call Toll Free:
                                (888) 887-0082

     Any questions or requests for assistance may be directed to the Dealer Manager at the address and telephone numbers set forth below. A Holder may also contact such Holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning any of the transactions described in the Statement.

     The Dealer Manager for the Offer and the Solicitation Agent for the Solicitation is:

                         DEUTSCHE BANK SECURITIES INC.
                          Liability Strategies Group
                                60 Wall Street
                           New York, New York 10005
                          (866) 627-0391 (toll free)
                           (212) 250-7445 (collect)
                             Attention: Jenny Lie